UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2012

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, PA 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submision of Matters to a Vote of Security Holders

On May 21, 2012, Tengion, Inc. (the “Company”) held its 2012 Annual Meeting of Stockholders.  The proposals submitted to a vote of the stockholders and the results of the voting on each proposal, are noted below.

Proposal No. 1:  Election of Scott D. Flora and David I. Scheer to serve as Class II Directors for a three year term expiring at the 2015 Annual Meeting.

Nominee	For	Withheld	Broker Non-Vote
Scott D. Flora	13,819,280	464,972	7,591,236
David I. Scheer	13,790,545	493,707	7,591,236

Each of the nominees named above was elected by the stockholders to serve as a director until the 2015 Annual Meeting of Stockholders.

Proposal No. 2:  Approval of an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at any whole number ratio not less than one-for-six and not greater than one-for-ten, with the exact ratio to be set within such range in the discretion of the Company’s Board of Directors, such amendment to be effected in the sole discretion of the Board of Directors without further approval or authorization of the Company’s stockholders.

For	Against	Abstain	Broker Non-Vote
19,945,829	1,683,184	213,274	33,201

Stockholders approved the amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at any whole number ratio not less than one-for-six and not greater than one-for-ten, with the exact ratio to be set within such range in the discretion of the Company’s Board of Directors.

Proposal No. 3: Ratification of the selection by the Audit Committee of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

For	Against	Abstain	Broker Non-Vote
21,437,040	66,472	371,975	0

Stockholders approved of the selection by the Audit Committee of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: May 22, 2012	By:	/s/ A. Brian Davis
Chief Financial Officer and Vice President, Finance